Exhibit (j.)

Consent of Independent Registered Public Accounting Firm

Consent of Independent Registered Public Accounting Firm

The Board of Directors:

Sit Mutual Funds II, Inc.

We consent to the use of our report dated May 19, 2011 on the statement of assets and liabilities, including the schedule of investments, of Sit High Income Municipal Bond Fund, Inc. (a series of Sit Mutual Funds II, Inc.) as of March 31, 2011, and the related statements of operations for the year then ended, and the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the four-year period then ended and the period from December 31, 2006 (commencement of operations) to March 31, 2007, incorporated herein by reference and to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Custodian; Transfer Agent; Counsel; Accountants” in the Statement of Additional Information of the Registration Statement.

/s/ KPMG LLP

Minneapolis, Minnesota
July 15, 2011